EXHIBIT 99.1

Horizon Space Acquisition I Corp. Adjourned the Extraordinary General Meeting to December 23, 2024

New York, NY, December 20, 2024 /PR NEWSWIRE/ -- Horizon Space Acquisition I Corp. (the “Company”) (NASDAQ: HSPO) held its extraordinary general meeting of shareholders in lieu of an annual general meeting (the “Meeting”) as scheduled at 9:00 a.m. Eastern Time on December 20, 2024 solely to transact the business to adjourn the Meeting from 9:00 a.m. Eastern Time on December 20, 2024 to 9:00 a.m. Eastern Time on December 23, 2024 (the “Adjournment”) to allow the Company additional time to engage with its shareholders.

There is no change to the location, the record date, the purpose or any of the proposals to be acted upon at the Meeting. The physical location of the Meeting remains at the offices of Robinson & Cole LLP, 666 Third Avenue, 20th Floor, New York, NY 10017, and virtually via teleconference using the dial-in information: +1 813-308-9980 (Access Code: 173547). The record date for determining the Company shareholders entitled to receive notice of and to vote at the Meeting remains the close of business on November 14, 2024 (the “Record Date”). Shareholders as of the Record Date can vote, even if they have subsequently sold their shares. Shareholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Shareholders who have not yet done so are encouraged to vote as soon as possible. As a result of the Adjournment, the deadline for the Company’s public shareholders to deliver their redemption requests is extended to prior to the vote at the rescheduled Meeting.

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

E-mail: spacredemptions@continentalstock.com

The Company’s shareholders who have questions regarding the Adjournment of the Meeting or the impact on the votes casted, or would like to request documents may contact the Company’s proxy solicitor, Advantage Proxy, Inc., at (877) 870-8565, or banks and brokers can call (206) 870-8565, or by email at ksmith@advantageproxy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Adjournment, the date of the Meeting and the extension of the deadline to deliver a redemption request. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

No Offer or solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

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Important Additional Information and Where to Find It

On November 19, 2024, the Company filed a definitive proxy statement with the SEC in connection with its solicitation of proxies for the Meeting. The Company will amend and supplement the definitive proxy statement to provide information about the date of the Meeting and the extension of the deadline to deliver a redemption request. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS THE COMPANY FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov or by contacting the Company’s proxy solicitor.

Participants in the Solicitation

The Company and its respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Company’s shareholders with respect to the proposals to be approved at the Meeting. Information regarding Company’s directors and executive officers is available in Company’s filings with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the proxy solicitation relating to the proposals to be approved at the Meeting and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement when it becomes available.

About Horizon Space Acquisition I Corp.

Horizon Space Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

Contact Information:

Michael Li

Chief Executive Officer

Horizon Space Acquisition I Corp.

(646)257-5537

mcli@horizonspace.cc

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